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                                                                   EXHIBIT 99.1

THURSDAY, NOVEMBER 20, 2003, 9:00 AM EASTERN TIME

PRESS RELEASE

SOURCE:  Isolagen, Inc.

ISOLAGEN SHOWS POSITIVE RESULTS IN THE UK

HOUSTON, T.X. - (PRNewswire) - November 20, 2003 - Isolagen, Inc. (AMEX: ILE), a biopharmaceutical company specializing in the development and commercialization of autologous cellular therapy for hard and soft tissue regeneration, is pleased to announce that it has received data from an independent clinical research organization demonstrating positive results from patients treated with the Isolagen Process in the United Kingdom ("UK").

Isolagen collected patient response data from 59 patients randomly chosen from a total of the approximately 400 patients treated to date in the UK with the Isolagen Process. This data was independently analyzed by an independent clinical research organization. The preliminary data analysis shows positive results. The sampling reflects a cross section of all treated patients at all stages of treatment rather than a summary of patients at some fixed time point following administration of treatment. This data will be part of a submission package that will be presented to the United States Food and Drug Administration ("FDA") for a trial design discussion in December of this year.

The results indicate that 73% of sampled patients tested demonstrated positive results even in the first two months of therapy while still receiving injections. One hundred percent of the patients tested who received the Isolagen Process treatment for 6 months or longer had positive results. Very few adverse events were reported and these included mild edema and redness at the injection site, which resolved spontaneously. Collection of data is continuing and the patient data will be incorporated into the proposed International Patient registry for FDA regulatory purposes.

ABOUT ISOLAGEN, INC.

Isolagen, Inc. (AMEX: ILE) is the parent company of Isolagen Technologies, Inc., which was founded in 1995. Isolagen has focused its efforts in the development of autologous cellular technology that has specific applications in cosmetic dermatology and is exploring applications for periodontal disease, reconstructive dentistry and other health-related markets.

Autologous cellular therapy is a process whereby a patient's own cells are extracted, reproduced and then reintroduced to the patient for specific cosmetic and medical applications. Unlike other applications for the treatment of dermal defects, Isolagen utilizes only the patient's unique, living cells to produce the patient's own collagen. There is no foreign substance utilized in this treatment protocol. Isolagen's goal is to become the industry leader in the research, development and commercialization of autologous cellular therapy.

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This press release contains forward-looking statements and general statements relating to the development of autologous cellular therapy that has specific applications in cosmetic dermatology and also relating to the exploration of applications for periodontal disease, reconstructive dentistry and other health-related markets. The discovery and development of applications for autologous cellular therapy are subject to substantial risks and uncertainties. There can be no assurance that Isolagen's clinical trials relating to autologous cellular therapy applications for the treatment of dermal defects or gingival recession can be conducted within the timeframe that Isolagen expects, that such trials will yield positive results, or that additional applications for the commercialization of autologous cellular therapy can be identified and advanced into human clinical trials. These and other factors, including, but not limited to those described in Isolagen's most recent annual report on Form 10-KSB/A filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. Isolagen does not assume any responsibility for updating any forward-looking statements.

Isolagen's corporate headquarters are located in Houston, TX. For further information, please see www.isolagen.com.

Contact:
Isolagen, Inc.
Michael Macaluso, CEO 713-780-4754
Jeffrey W. Tomz, CFO 713-780-4754